                        AMENDMENT TO CUSTODY AGREEMENT

    Amendment made as of this 17th day of April, 1996 by and between Dean Witter American Value Fund (the "Fund") and The Bank of New York (the "Custodian") to the Custody Agreement between the Fund and the Custodian dated September 20, 1991 (the "Custody Agreement"). The Custody Agreement is hereby amended as follows:

     Article XV Section 8 of the Custody Agreement shall be deleted and be replaced by Sections 8.(a), 8.(b) and 8.(c) as set forth below:

     "8. (a) The Custodian will use reasonable care with respect to its obligations under this Agreement and the safekeeping of Securities and moneys owned by the Fund. The Custodian shall indemnify the Fund against and save the Fund harmless from all liability, claims, losses and demands whatsoever, including attorneys' fees, howsoever arising or incurred as the result of the failure of a subcustodian which is a banking institution located in a foreign country and identified on Schedule A attached hereto and as amended from time to time upon mutual agreement of the parties (each, a "Subcustodian") to exercise reasonable care with respect to the safekeeping of such Securities and moneys to the same extent that the Custodian would be liable to the Fund if the Custodian were holding such securities and moneys in New York. In the event of any loss to the Fund by reason of the failure of the Custodian or a Subcustodian to utilize reasonable care, the Custodian shall be liable to the Fund only to the extent of the Fund's direct damages, to be determined based on the market value of the Securities and moneys which are the subject of the loss at the date of discovery of such loss and without reference to any special conditions or circumstances.

     8. (b) The Custodian shall not be liable for any loss which results from
(i) the general risk of investing, or (ii) investing or holding Securities and moneys in a particular country including, but not limited to, losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; currency restrictions, devaluations or fluctuations; or market conditions which prevent the orderly execution of securities transactions or affect the value of Securities or moneys.

     8. (c) Neither party shall be liable to the other for any loss due to forces beyond its control including, but not limited to, strikes or work stoppages, acts of war or terrorism, insurrection, revolution, nuclear fusion, fission or radiation, or acts of God."

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective Officers, thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.


                                       DEAN WITTER AMERICAN VALUE FUND


[SEAL]                                      By: /s/ D.A. Hughey
                                               ---------------------------
                                                    D.A. Hughey
Attest:

/s/ R.M. Scanlan
-----------------------------
    R.M. Scanlan
                                            THE BANK OF NEW YORK


[SEAL]                                      By: /s/ S. Grunston
                                               ---------------------------
                                                    S. Grunston
Attest:

/s/ V. Blazewicz
-----------------------------
    V. Blazewicz

                                  SCHEDULE A


COUNTRY/MARKET                       SUBCUSTODIAN
--------------                       ------------

Argentina                            The Bank of Boston
Australia                            ANZ Banking Group Limited
Austria                              Girocredit Bank AG
Bangladesh*                          Standard Chartered Bank
Belgium                              Banque Bruxelles Lambert
Botswana*                            Stanbic Bank Botswana Ltd.
Brazil                               The Bank of Boston
Canada                               Royal Trust/Royal Bank of Canada
Chile                                The Bank of Boston/Banco de Chile
China                                Standard Chartered Bank
Colombia                             Citibank, N.A.
Denmark                              Den Danske Bank
Euromarket                           CEDEL
                                     Euroclear
                                     First Chicago Clearing Centre
Finland                              Union Bank of Finland
France                               Banque Paribas/Credit Commercial de France
Germany                              Dresdner Bank A.G.
Ghana*                               Merchant Bank Ghana Ltd.
Greece                               Alpha Credit Bank
Hong Kong                            Hong Kong and Shanghai Banking Corp.
Indonesia                            Hong Kong and Shanghai Banking Corp.
Ireland                              Allied Irish Bank
Israel                               Israel Discount Bank
Italy                                Banca Commerciale Italiana
Japan                                Yasuda Trust & Banking Co., Lt.
Korea                                Bank of Seoul
Luxembourg                           Kredietbank S.A.
Malaysia                             Hong Kong Bank Malaysia Berhad
Mexico                               Banco Nacional de Mexico (Banamex)
Netherlands                          Mees Pierson
New Zealand                          ANZ Banking Group Limited
Norway                               Den Norske Bank
Pakistan                             Standard Chartered Bank
Peru                                 Citibank, N.A.
Philippines                          Hong Kong and Shanghai Banking Corp.
Poland                               Bank Handlowy w Warsawie
Portugal                             Banco Comercial Portugues
Singapore                            United Overseas Bank
South Africa                         Standard Bank of South Africa Limited
Spain                                Banco Bilbao Vizcaya
Sri Lanka                            Standard Chartered Bank

                                  SCHEDULE A


COUNTRY/MARKET                       SUBCUSTODIAN
--------------                       ------------

Sweden                               Skandinaviska Enskilda Banken
Switzerland                          Union Bank of Switzerland
Taiwan                               Hong Kong and Shanghai Banking
                                     Corp.
Thailand                             Siam Commercial Bank
Turkey                               Citibank, N.A.
United Kingdom                       The Bank of New York
United States                        The Bank of New York
Uruguay                              The Bank of Boston
Venezuela                            Citibank, N.A.
Zimbabwe*                            Stanbic Bank Zimbabwe Ltd.




*Not yet 17(f)5 compliant